Exhibit 10.1

FOURTEENTH AMENDMENT TO Loan AND SECURITY AGREEMENT AND WAIVER

THIS FOURTEENTH AMENDMENT TO Loan AND SECURITY AGREEMENT AND WAIVER (this “Amendment”) is made and entered into as of May 13, 2020, by and among INTRICON CORPORATION, a Pennsylvania corporation (“IntriCon”), INTRICON, INC., a Minnesota corporation (“Inc.”), HEARING HELP EXPRESS, INC., an Illinois corporation (“HHE”, and, together with Inc., and IntriCon, the “Borrowers”, and, each, individually, a “Borrower”), and CIBC BANK USA, an Illinois banking corporation (the “Bank”).

RECITALS:

A.       The Borrowers and the Bank are parties to a certain Loan and Security Agreement dated as of August 13, 2009, as amended by a First Amendment dated as of March 12, 2010, as further amended by a Second Amendment dated as of August 12, 2011, as further amended by a Third Amendment dated as of March 1, 2012, as further amended by a Fourth Amendment dated as of August 6, 2012, as further amended by a Fifth Amendment dated December 21, 2012, as further amended by a Sixth Amendment dated February 14, 2014, as further amended by a Seventh Amendment dated March 31, 2015, as further amended by a Eighth Amendment dated April 15, 2016, as further amended by a Ninth Amendment dated August 15, 2016, as further amended by a Tenth Amendment dated March 9, 2017, as further amended by a Eleventh Amendment dated December 15, 2017, as further amended by a Twelfth Amendment dated July 23, 2018, and as further amended by a Thirteenth Amendment dated as of April 17, 2019 (as so amended, the “Loan Agreement”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

B.       The Borrowers have requested that the Bank (i) waive certain instances of non-compliance with the Loan Agreement and (ii) amend certain provisions of the Loan Agreement, and the Bank has agreed to so waive and so amend the Loan Agreement upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the nature, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                   Waiver.

(a)                Pursuant to Section 10.3 of the Loan Agreement, the Borrowers are not permitted to allow the Fixed Charge Coverage Ratio, determined as of the end of each calendar quarter for the period of twelve consecutive calendar months then-ended, to be less than 1.25 to 1.00. The Borrowers have informed the Bank that the Fixed Charge Coverage Ratio for the twelve month period ended on the last day of the calendar quarter ended March 31, 2020 was less than 1.25 to 1.00. Such instance of non-compliance constitutes an Event of Default under Section 11.3 of the Loan Agreement (the “Existing Default”).

(b)                The Borrowers have requested that the Bank waive the Existing Default, and, subject to the satisfaction of the conditions precedent set forth in Section 3 hereof and the effectiveness of this Amendment, the Bank hereby so waives the Existing Default. Except as expressly provided herein, all provisions of the Loan Agreement and the other Loan Documents remain in full force and effect. The foregoing waiver shall not apply to any other or subsequent failure to comply with the sections identified above or any other provision of the Loan Agreement or the other Loan Documents, and shall not give rise to any course of dealing or course of performance with respect to any future requests.

Section 2.                   Amendments. Upon satisfaction of the conditions set forth in Section 2 hereof, the Loan Agreement is hereby amended as follows:

(a)                The following defined terms appearing in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

"LIBOR Rate" shall mean a per annum rate of interest equal to the greater of (a) 0% and (b) LIBOR for the relevant Interest Period, which LIBOR Rate shall remain fixed during such Interest Period.

“Revolving Loan Commitment” shall mean Twelve Million and 00/100 Dollars ($12,000,000.00).

(b)                The following new Section 2.15 is hereby added to the Loan Agreement in its proper order:

2.15       Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Bank (without, except as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after Bank has posted such proposed amendment to Borrowing Agent. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Borrowing Agent has delivered to Bank written notice that Borrowers accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrowing Agent of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Bank pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d) Benchmark Unavailability Period. Upon Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers will be deemed to have converted any pending request for a LIBOR Loan, and any conversion to or continuation of any LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Base Rate Loans.

(e) Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or
(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)	a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;
(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or
(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Bank by notice to Borrowing Agent.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” means the occurrence of:

(1) a determination by Bank or (2) a notification by Borrowing Agent to Bank, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and, in the case of clause (2) the agreement by Bank to amend this Agreement as a result of such election.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(c)                The table set forth in Section 10.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Measurement Date	Maximum Leverage Ratio
June 30, 2017	4.75 to 1.00
September 30, 2017	3.00 to 1.00
December 31, 2017 and the last day of each calendar quarter thereafter through March 31, 2020	2.50 to 1.00
September 30, 2020 and the last day of each calendar quarter ending thereafter	2.50 to 1.00

(d)                The table set forth in Section 10.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Measurement Date	Minimum Fixed Charge Coverage Ratio
June 30, 2017	1.05 to 1.00
September 30, 2017	1.25 to 1.00
December 31, 2017 and the last day of each calendar quarter thereafter through March 31, 2020	1.25 to 1.00
September 30, 2020 and the last day of each calendar quarter ending thereafter	1.25 to 1.00

(e)            The following new Section 10.4 is hereby added to the Loan Agreement in its proper order:

10.4           Liquidity. At all times until September 30, 2020, the Borrowers shall maintain at least $15,000,000 of liquidity, calculated as the sum of (a) cash on hand, plus (b) Cash Equivalent Investments, plus (c) the sum of (i) Revolving Loan Availability minus (ii) Revolving Loans outstanding.

(f)              The second sentence of Section 13.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Except as set forth in Section 2.15(b), no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 3.                   Delivery of Documents. At or prior to the execution of this Amendment, and as a condition precedent to the effectiveness of this Amendment, the Borrowers shall have satisfied the following conditions and delivered or caused to be delivered to the Bank the following documents each dated such date and in form and substance satisfactory to the Bank and duly executed by all appropriate parties:

(a)                This Amendment.

(b)                The Amended and Restated Revolving Note.

(c)                Execution and delivery of a copy of the resolutions of the Board of Directors of each Borrower, duly adopted, which authorize the execution, delivery and performance by such Borrower of this Amendment and the other documents, instruments and agreements set forth in this Section 3 (collectively, the “Amendment Documents”), certified as true and accurate by the Secretary of each Borrower, along with a certification by such Secretary (i) certifying that there has been no amendment to the Articles of Incorporation or Bylaws of such Borrower since true and accurate copies of the same were last delivered and certified to Bank, and that said Articles of Incorporation and Bylaws remain in full force and effect as of the date of this Amendment; and (ii) identifying each officer of such Borrower authorized to execute this Amendment, the other Amendment Documents and any other instrument or agreement executed by such Borrower in connection with this Amendment, and certifying as to specimens of such officer’s signature and such officer’s incumbency in such offices as such officer holds.

(d)                An amendment fee paid to the Bank in the amount of $15,000, which fee shall be non-refundable when paid and wholly earned when received.

(e)                Such other documents or instruments as the Bank may reasonably require.

Section 4.                   Representations; No Default. Each Borrower represents and warrants that: (a) the representation and warranties contained in Section 7 of the Loan Agreement are true and correct in all material respects, as though made on the date hereof, except to the extent such representation and warranty, by its express terms, relates solely to a prior date, and except that the representations and warranties contained in Section 7.26 of the Loan Agreement shall be true and correct in all material respects, as though made on the date of the financial statements most recently delivered to the Bank pursuant to Section 8.8(a) of the Loan Agreement; (b) such Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by such Borrower in connection herewith; (c) neither this Amendment nor the agreements contained herein contravene or constitute an Unmatured Event of Default or Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which such Borrower is a party or a signatory, or any provision of such Borrower’s Articles of Incorporation or Bylaws or, to the best of such Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to such Borrower or any of its property except, if any, in favor of the Bank; (d) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of this Amendment or other agreements and documents executed and delivered by such Borrower in connection herewith or the performance of obligations of such Borrower herein described, except for those which such Borrower has obtained or provided and as to which such Borrower has delivered certified copies of documents evidencing each such action to the Bank; (e) no events have taken place and no circumstances exist at the date hereof which would give such Borrower grounds to assert a defense, offset or counterclaim to the obligations of such Borrower under the Loan Agreement or any of the other Loan Documents; (f) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claim to have against the Bank, which might arise out of or be connected with any act of commission or omission of the Bank existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by the Notes (as defined in the Loan Agreement); and (g) after giving effect to this Amendment, no Unmatured Event of Default or Event of Default has occurred and is continuing under the Loan Agreement.

Section 5.                   Affirmation; Further References. The Bank and each Borrower acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement are hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

Section 6.                   Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 7.                   Successors. This Amendment shall be binding upon the Borrowers, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Bank and to the respective successors and assigns of the Bank.

Section 8.                   Costs and Expenses. Each Borrower agrees to reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for the Bank) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of the Borrowers under this Amendment, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

Section 9.                   Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 10.               Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (.pdf) of this signed Amendment shall be deemed to be an original thereof.

Section 11.               Release of Rights and Claims. Each Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Bank and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Bank prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which such Borrower may have against Bank.

Section 12.               Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

Section 13.               No Waiver. Except as expressly set forth in Section 1 hereof, nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, the Bank’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWERS:	INTRICON CORPORATION, a Pennsylvania corporation By: /s/ Scott Longval Name: Scott Longval Title: Chief Financial Officer
INTRICON, INC., a Minnesota corporation By: /s/ Scott Longval Name: Scott Longval Title: Chief Financial Officer
HEARING HELP EXPRESS, INC., an Illinois corporation By: /s/ Scott Longval Name: Scott Longval Title: CFO

[Signature page to Fourteenth Amendment to Loan and Security Agreement and Waiver]

BANK:	CIBC BANK USA , an Illinois banking corporation By: /s/ Leanne Manning Name: Leanne Manning Title: Managing Director

[Signature page to Fourteenth Amendment to Loan and Security Agreement and Waiver]